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EXHIBIT 11.1

EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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
                                                                                         Years Ended
                                                                     2000              1999             1998
                                                            ------------------------------------------------

SHARES USED IN DETERMINING BASIC EARNINGS
 PER SHARE:

Weighted average common shares outstanding                      4,846,488         4,826,785        4,802,375
                                                            =============     =============    =============


SHARES USED IN DETERMINING DILUTED EARNINGS
 PER SHARE:

Weighted average common shares outstanding                      4,846,488         4,826,785        4,802,375

Net effect of stock options based on the treasury stock
  method using the average market price during the period          94,370           157,862           59,572
                                                            -------------     -------------    -------------

     Total weighted average common and common equivalent
       shares outstanding                                       4,940,858         4,984,647        4,861,947
                                                            =============     =============    =============
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